Exhibit 10.1.8

SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT

THIS SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT (“Amendment”) is made and entered into as of the 31 day of March, 2006 (the “Effective Date”), by and between AP-SOUTHEAST REALTY LP, a Delaware limited partnership, successor by name change to Crocker Realty Trust, L.P., which, in turn, is successor-in-interest to Connecticut General Life Insurance Company, (“Landlord”), and IMMUCOR, INC., a Georgia corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Office Lease Agreement, dated as of February 2, 1996, as amended by that certain First Amendment to Lease Agreement dated as of March 8, 1998, as amended by that certain Second Amendment to Lease Agreement dated as of August 18, 1998, as amended by that certain Third Amendment to Lease Agreement dated as of August 19, 1999, as amended by that certain Fourth Amendment to Lease Agreement dated as of August 8, 2002, and as further amended by that certain Amended and Restated Fifth Amendment to Lease Agreement dated as of January 18, 2005 (the “Fifth Amendment”) (as so amended, the “Lease”), with respect to therein described space (the “Original Premises”) located as more particularly described in the Lease in the buildings known as 2975 Gateway Drive, Norcross, Georgia, 3130 Gateway Drive, Norcross, Georgia, 3150 Gateway Drive, Norcross, Georgia, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia (each individually and/or collectively, the “Building”) located in that certain office park known as Colony Center Business Park (the “Building Project”); and

WHEREAS, Landlord and Tenant desire to amend the Lease pursuant to the terms and conditions hereinafter set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Expansion.

As of the Effective Date, the Original Premises consist of 108,637 rentable square feet.  Effective on April 1, 2006 (the “Expansion Effective Date”), the Original Premises shall be increased for all purposes under the Lease (other than the construction, work letter and improvement allowance provisions thereof) by an agreed 2,606 rentable square feet known as Suite 100 of the Building known as 7000 Peachtree Industrial as more particularly shown cross-hatched on Exhibit A attached hereto and made a part hereof (the “Expansion Space”).  Following the addition of the Expansion Space and thereafter during the Expansion Term (as hereinafter defined), the total space leased from Landlord to Tenant, and by Tenant from Landlord, pursuant to the terms of the Lease as amended hereby (and therefore, the “Premises” under the Lease) shall equal an agreed 111,243 rentable square feet.  The number of rentable square feet in the Expansion Space includes an add-on factor for common areas in the Building and has been agreed upon by the parties as final and correct and not subject to challenge or dispute by either party.

2.             Expansion Term.  The demised term with respect to the Expansion Space (“Expansion Term”) shall commence on the Expansion Effective Date and shall continue through June 30, 2016, coterminous with the expiration of the demised term for the Original Premises.

3.             Base Rent.

a.             Except as set forth herein, commencing on the Expansion Effective Date, all obligations for Common Area Costs, Real Estate Taxes, Landlord’s Insurance Costs and all other charges applicable to the Original Premises during the Lease Term shall be applicable to the Expansion Space during the Expansion Term calculated at the same rates, amounts and timing of increases.

b.             Notwithstanding the foregoing to the contrary, Base Rent for the Expansion Space shall be calculated in accordance with the following:

Time Period	Base Rent PSF per Annum	Monthly Base Rent
4/1/06-11/30/06	$7.73	$1,678.70
12/1/06-11/30/07	$6.28	$1,363.81
12/1/07-11/30/08	$6.52	$1,415.93
12/1/08-11/30/09	$6.76	$1,468.05
12/1/09-11/30/10	$7.01	$1,522.34
12/1/10-11/30/11	$7.28	$1,580.97
12/1/11-11/30/12	$9.22	$2,002.28
12/1/12-11/30/13	$9.50	$2,063.08
12/1/13-11/30/14	$9.79	$2,126.06
12/1/14-11/30/15	$10.08	$2,189.04
12/1/15-6/30/16	$10.38	$2,254.19

Notwithstanding the foregoing to the contrary, Base Rent for the Expansion Space only shall be conditionally abated from April 1, 2006 until August 31, 2006.  Commencing upon September 1, 2006, Tenant shall make Base Rent payments for the Expansion Space as otherwise provided above.  Notwithstanding such abatement of Base Rent (a) all other sums due under the Lease, including Base Rent for the Original Premises and Additional Rent and Operating Costs for the entire Premises shall be payable as provided in the Lease, and (b) any increases in Base Rent set forth in the Lease shall occur on the dates scheduled therefore.  The abatement of Base Rent provided for in this provision is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease.  If at any time during the Expansion Term an Event of Default by Tenant occurs, then the abatement of Base Rent provided for in this provision shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent herein abated.

c.             The Base Year with respect to the Expansion Space only shall be deemed to be calendar year 2006.

d.             Tenant’s Share with respect to the Expansion Space shall be 1.19%.

4.             Condition of Expansion Space.  Except as set expressly set forth in the Work Letter attached hereto as Exhibit B and by this reference made a part hereof, (a) the Expansion Space shall be delivered to Tenant by Landlord “AS IS, WHERE IS AND WITH ALL FAULTS” and (b) Landlord is not obligated to perform any tenant improvements therein or to provide any tenant improvement allowances with respect thereto.

5.             Right of Offer.  The Right of Offer set forth in the Fifth Amendment is hereby revised so that the Offer Space shall be defined as “any space within the buildings located at 2975 Gateway Drive, Norcross, Georgia, 2990 Gateway Drive, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia” only.

6.             Acknowledgement.  Tenant hereby acknowledges that, to Tenant’s current knowledge (without inquiry)  Landlord is not in default of its obligations arising pursuant to the Lease as of the date of this Amendment and that, except as set forth on Exhibit B attached hereto, Landlord has fully performed any tenant improvement, buildout or construction allowance obligations set forth in the Lease.

7.             Brokers.  Tenant warrants and represents to Landlord that except for Newmark Southern Region, no broker, finder, real estate agent or other person is entitled to a commission, fee or other compensation in connection with or as a result of this Amendment or the transactions contemplated hereby or hereunder.  The commission of the broker identified above shall be paid by Landlord pursuant to a separate agreement.  Tenant hereby indemnifies and holds harmless Landlord from any and all claims, losses, costs and damages (including reasonable attorneys’ fees) arising in connection with any claims against Landlord for broker commissions, fees, or other compensation; the foregoing indemnity shall not include the fees of the broker(s) identified above.

8.             Authority.  Landlord and Tenant affirm and covenant that each has the authority to enter into this Amendment, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective entities to execute this Amendment.  Upon Landlord’s request, Tenant shall provide evidence of the foregoing to Landlord.

9.             Miscellaneous.  To the extent the provisions of this Amendment are inconsistent with the Lease, the terms of this Amendment shall control.  Except as expressly amended or modified herein, all other terms, covenants and conditions of the Lease shall remain in full force and effect and this Amendment shall be binding upon the parties hereto and their respective successors and assigns.  This Amendment shall be governed by the laws of the State in which the Building is located.  Any terms used in this Amendment as defined terms, but which are not defined herein, shall have the meanings attributed to those terms in the Lease.  The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by both Landlord and Tenant.  The Lease, as amended hereby, contains the entire agreement between the parties with respect to the space demised by the Lease, as amended, and no representations, inducements, promises, agreements, oral or otherwise, between the parties not embodied in the Lease, as amended hereby, shall be of any force and effect.  Time is of the essence as to all of the obligations of Tenant under the Lease and this Amendment.  This Amendment has been negotiated “at arm’s length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel.  Therefore, this Amendment shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Amendment.  This Amendment may be executed by the parties signing different counterparts of this Amendment, which counterparts together shall constitute the agreement of the parties.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

AP-SOUTHEAST REALTY, LP, A Delaware limited partnership

By: AP-SOUTHEAST GP

By:	/s/ WILLIAM F. FUSEMAN III
Print Name:	William F. Fuseman III
Title:	Senior Vice President

TENANT:

IMMUCOR, INC., a Georgia corporation

By:	/s/ RALPH A. EATZ
Print Name:	Ralph A. Eatz
Title:	Senior Vice President

Exhibit A

[ATTACH FLOOR PLAN FOR EXPANSION SPACE]

Colony Center

7000 Peachtree Industrial Boulevard, Georgia 30092
Suite 100 • 2,606 SF

Location Plan

For more information, please contact:

Cathy Sheppa
678.893.9953
csheppa@parthenonrealty.com

Candy McIntyre
678.893.9957
cmcintyre@parthenonrealty.com

PARTHENON REALTY, LLC

COMMERCIAL REAL ESTATE SERVICES, WORLDWIDE

Information contained herein has been provided to broker by owner or from other sources. We have no reason to doubt its accuracy, but we do not guarantee it. Broker disclaims all expressed or implied responsibilities for emissions, errors, environmental conditions of soil / structure, operating systems, the roof, price and compliances with applicable laws. Suitability for intended use or any other matter is the responsibility of the purchaser or tenant. Prospective purchases or tenants agree to interpedently obtain and analyze all material information.

Exhibit B

TENANT IMPROVEMENTS

[Tenant Builds]

Landlord has made no representation or promise as to the condition of the Expansion Space.  Landlord shall not perform any alterations, additions, or improvements in order to make the Expansion Space suitable and ready for occupancy and use by Tenant.  Tenant has inspected the Expansion Space, is fully familiar with the physical condition of the Expansion Space, and shall accept the Expansion Space “as is,” “where is,” without any warranty, express or implied, or representation as to fitness or suitability.

Tenant shall perform all work necessary or desirable for Tenant’s occupancy of the Expansion Space (the “Tenant Improvements”).  Tenant shall furnish to Landlord, for Landlord’s written approval, a permit set (final construction drawings) of plans and specifications for the Tenant Improvements (the “Plans”).  The Plans shall include the following:  fully dimensioned architectural plan; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electric power circuitry diagram; plumbing plans; all color and finish selections; all special equipment and fixture specifications; and fire sprinkler design drawings.

1.             The Plans will be prepared by the approved Building architect, except for and the electrical and mechanical plans, which shall be prepared by the approved Building professional engineer,.  Both the architect and the engineer will be employed by Tenant pursuant to written contracts between Tenant and each of them.  The Plans shall be produced on CAD.  Tenant shall be obligated to cause the Plans to comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Expansion Space.  Landlord shall review the Plans and either approve or disapprove them within a reasonable period of time.  Landlord further agrees not to unreasonably withhold, condition or delay its approval as to any Plans presented by Tenant for the Expansion Space which provide for the installation of substantially similar improvements as were installed by Tenant and approved by Landlord for the Original Premises. Should Landlord disapprove them, Tenant shall make any necessary modifications and resubmit the Plans to Landlord for approval or disapproval following receipt of Landlord’s disapproval of them.  The approval by Landlord of the Plans and any approval by Landlord of any similar plans and specifications for any other Alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not:  (a) imply Landlord’s approval of the quality of design or fitness of any material or device used; (b) imply that the Plans; are in compliance with any codes or other requirements of governmental authority; (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord.  The Tenant Improvements shall be constructed by a general contractor selected and paid by Tenant and approved by Landlord.  A copy of the contractor’s license(s) to do business in the jurisdiction(s) in which the Expansion Space are located, the fully executed contract between Tenant and the general contractor, the general contractor’s work schedule, and all building or other governmental permits required for the Tenant Improvements shall be delivered to Landlord before commencement of the Tenant Improvements.  Tenant shall cooperate as reasonably necessary so that its general contractor will cause the Tenant Improvements to be completed promptly and with due diligence.  The Tenant Improvements shall be performed in accordance with the Plans and shall be done in a good and workmanlike manner using new materials.  All work shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Expansion Space.  Before the commencement of any work by Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder’s risk, commercial general liability, and workers’ compensation insurance complying with the requirements of this Lease.  Any damage to any part of the Building Project that occurs as a result of the Tenant Improvements shall be promptly repaired by Tenant.  Tenant shall pay to Landlord 3% of the total actual costs of the Tenant Improvements, including extra work or change orders, representing Landlord’s fee for overhead and supervision.

Tenant shall also ensure compliance with the following requirements concerning construction:

1.             Tenant and all construction personnel shall abide by Landlord’s job site rules and regulations and fully cooperate with Landlord’s construction representatives in coordinating all construction activities in the Building Project, including rules and regulations concerning working hours, parking, use of the construction elevator and restrictions on the hours during which noisy or disruptive work may be performed.

2.             Tenant shall be obligated to obtain and deliver to Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Expansion Space are ready for occupancy, including a final, unconditional certificate of occupancy.  Tenant shall also be obligated to obtain and deliver to Landlord a certificate of substantial completion executed by the architect who prepared the Plans.

3.             At all times during construction, Tenant shall allow Landlord access to the Expansion Space for inspection purposes.  On completion of the Tenant Improvements, Tenant’s general contractor shall review the Expansion Space with Landlord and Tenant and secure Landlord’s and Tenant’s acceptance of the Tenant Improvements.

If, but only as long as Tenant is not in default under this Lease beyond any applicable grace period, Tenant shall be entitled to a fixed price tenant improvement allowance in the amount of $34,581.62.  The tenant improvement allowance shall be paid to Tenant in reimbursement for the total out of pocket costs paid by Tenant for the design professional fees and the “hard costs” of construction of the Tenant Improvements.  The allowance may not be applied to any other costs such as, but not limited to, the costs of Tenant’s furniture, trade fixtures, and equipment, cabling and wiring costs, and moving expenses.  If the total amount paid by Tenant for the Tenant Improvements is less than the tenant improvement allowance, Tenant shall not receive cash or any credit against Rent for the unused portion of the allowance.  The tenant improvement allowance shall be paid within twenty-one days after all of the following events have occurred:  (a) the Tenant Improvements have been Substantially Completed; (b) Tenant has delivered to Landlord final releases of lien from Tenant’s general contractor and all subcontractors and material suppliers and a final contractor’s affidavit from the general contractor in accordance with the laws of the State where the Expansion Space are located, and in a form and substance reasonably acceptable to Landlord; (c) Tenant has moved into the Expansion Space and opened for business in the Expansion Space; and (d) Tenant has paid the Rent due for the first month of the Expansion Term.  Tenant shall provide Landlord with true copies of bills paid by Tenant for the Tenant Improvements, and Landlord shall reimburse Tenant for the amount set forth in the bills up to the amount of the allowance.  At Landlord’s option, the tenant improvement allowance or any portion of it may be paid by Landlord directly to the general contractor, subcontractor or material supplier performing the Tenant Improvements who notifies Landlord that it has not been paid.  If Tenant is in default under this Lease beyond any applicable grace period, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the tenant improvement allowance.  The tenant improvement allowance shall be available to Tenant only for Tenant Improvements performed by or on behalf of Tenant and completed on or before the date which is one hundred eighty (180) days after the date of this Lease.  If Tenant has not requested payment of all of the tenant improvement allowance on or before that date, Tenant shall have no further rights whatsoever to use any portion of the undisbursed tenant improvement allowance.  If Tenant makes an appropriate request, prior to the expiration of such one hundred eighty (180) day period, for disbursement of the tenant improvement allowance and has satisfied the requirements of items (a) — (d) above, Landlord will be obligated to make the disbursement of the requested portion of the tenant improvement allowance even though Landlord’s twenty-one (21) day period to make the disbursement occurs more than one hundred eighty days after the date of this Lease.

The tenant improvement allowance provisions of this exhibit shall not apply to any additional space added to the Premises at any time after the Date of this Amendment, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Expansion Term, whether under any options under the Lease or otherwise, unless expressly so provided in the Lease or an amendment to this Lease.

The “Expansion Effective Date” shall mean April 1, 2006.